Exhibit 16.1

BDO Seidman, LLP	125 South Market Street, #800
Accountants and Consultants	San Jose, California 95113
Telephone: (408) 278-0220
Fax: (408) 278-0230

December 5, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 29, 2005, to be filed by our former client, BroadVision, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California